Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX REPORTS FISCAL 2012 THIRD QUARTER FINANCIAL RESULTS

Strong execution results in net sales within guidance range and gross margin above guidance range

Irvine, CA, August 2, 2012 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for its fiscal third quarter ended June 30, 2012. Net sales in the third quarter of fiscal 2012 were within the Company’s guidance range at $170.0 million, compared to net sales of $191.8 million in the same quarter last year. This decrease was primarily due to lower sales to one key customer that has been declining over the past year.

Gross margin during the third quarter of fiscal 2012 was 9.2 percent, exceeding the Company’s guidance range, compared to 12.2 percent for the same period in the prior year. The year-over-year decline was primarily attributable to lower capacity utilization, an appreciating yuan and higher labor costs in China.

Net income for the third quarter of fiscal 2012 was $3.8 million, or $0.16 per diluted share, compared to net income of $8.8 million, or $0.36 per diluted share, for the same period in the prior year. Fiscal 2012 third quarter results reflect $0.7 million in pre-tax cash gains primarily on the sale of the Company’s property in Arizona. Fiscal 2011 third quarter results included $1.0 million in impairment and restructuring costs related to facilities held for sale at the time in California and Arizona.

Cash flows from operating activities for the third quarter of fiscal 2012 were $11.8 million. At June 30, 2012, the Company had cash and cash equivalents of $127.4 million, or $5.30 per diluted share, and remained debt free.

Commenting on the third quarter results, Reza Meshgin, Chief Executive Officer of MFLEX said, “As anticipated, our fiscal third quarter results reflected a transition period with a significant number of new programs, associated with both new and existing customers, in the start-

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up phase, coupled with certain programs reaching end-of-life. We were able to generate additional manufacturing efficiencies during the quarter which partially offset the impact of the lower capacity utilization on our gross margin. In addition, we continue to focus on customer and product diversification efforts as revenues from our newer customers comprised approximately ten percent of net sales in aggregate and tablet sales reached a record level of $70 million during the quarter. We are also in the initial concept and prototype stage with a few additional new customers, which we hope will drive significant new opportunities towards the end of fiscal 2013.”

Non-GAAP Results

A reconciliation of GAAP net income and earnings per share to non-GAAP net income and earnings per share is provided in the table at the end of this press release.

Outlook

For the fourth quarter of fiscal 2012, the Company expects net sales to range between $180 and $210 million and gross margin to range between 9.0 to 11.0 percent based on the projected sales volume and anticipated product mix.

Commenting on the Company’s business outlook, Mr. Meshgin noted, “We are ramping production for a number of new programs during the fiscal fourth quarter. With a majority of the activity anticipated toward the end of the period, many of these new programs are now expected to significantly contribute to our sales during the first quarter of fiscal 2013. As a result, we continue to expect strong customer demand in the first quarter of fiscal 2013 and remain on track to complete our capacity expansion initiative by fiscal year end to support this anticipated demand.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its fiscal 2012 third quarter financial results. The dial-in number for the call in North America is 1-877-941-2332 and 1-480-629-9772 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4552848.

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About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; profitability; revenue growth; gross margins; the timing and ramping of new programs; labor costs; new customer opportunities; customer and product mix and diversification; seasonality of the Company’s business; demand; capacity, utilization and capacity expansion; product mix; and market share. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; product mix; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes and costs; currency fluctuations; pricing pressure; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Net sales	$170,038	$191,838	$617,344	$640,062
Cost of sales	154,382	168,525	546,445	554,520

Gross profit	15,656	23,313	70,899	85,542
Operating expenses:
Research and development	1,900	2,378	6,210	7,960
Sales and marketing	5,726	5,512	18,615	19,259
General and administrative	4,223	3,800	15,335	13,468
Impairment and restructuring	(732)	999	(2,468)	999

Total operating expenses	11,117	12,689	37,692	41,686

Operating income	4,539	10,624	33,207	43,856
Other income (expense), net:
Interest income	419	213	1,065	651
Interest expense	(206)	(123)	(440)	(348)
Other income (expense), net	58	261	1,861	342

Income before income taxes	4,810	10,975	35,693	44,501
Provision for income taxes	(984)	(2,157)	(6,219)	(9,005)

Net income	$3,826	$8,818	$29,474	$35,496

Net income per share:
Basic	$0.16	$0.37	$1.24	$1.48
Diluted	$0.16	$0.36	$1.22	$1.46
Shares used in computing net income per share:
Basic	23,752	24,092	23,790	24,004
Diluted	24,044	24,332	24,101	24,325

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2012	September 30, 2011
Cash and cash equivalents	$127,431	$97,890
Accounts receivable, net	108,997	150,507
Inventories	87,317	87,166
Other current assets	12,317	17,836

Total current assets	336,062	353,399
Property, plant and equipment, net	255,599	244,026
Other assets	34,191	28,320

Total assets	$625,852	$625,745

Accounts payable	$138,036	$162,790
Other current liabilities	28,565	31,544

Total current liabilities	166,601	194,334
Other liabilities	17,359	15,328
Stockholders’ equity	441,892	416,083

Total liabilities and stockholders’ equity	$625,852	$625,745

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities
Net income	$3,826	$8,818	$29,474	$35,496
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,434	11,694	40,097	33,717
Provision for doubtful accounts and returns	(604)	4,459	1,232	9,094
Deferred taxes	(2,362)	(130)	(2,436)	(202)
Stock-based compensation expense	1,416	(214)	4,304	2,989
Income tax benefit related to stock option exercises	(6)	—	(76)	(16)
Asset impairments	(732)	999	(2,468)	999
(Gain) loss on disposal of equipment	(702)	112	(697)	233
Changes in operating assets and liabilities	(2,455)	(9,207)	13,062	(45,175)

Net cash provided by operating activities	11,815	16,531	82,492	37,135
Cash flows from investing activities
Sales of investments	—	—	—	14,991
Purchases of property and equipment	(20,694)	(16,065)	(54,644)	(53,546)
Proceeds from sale of equipment and assets held for sale	2,938	235	11,471	601

Net cash used in investing activities	(17,756)	(15,830)	(43,173)	(37,954)
Cash flows from financing activities
Proceeds from exercise of stock options	13	—	162	1,250
Income tax benefit related to stock option exercises	6	—	76	16
Tax withholdings for net share settlements of equity awards	(73)	(65)	(1,112)	(1,315)
Repurchase of common stock	—	—	(8,844)	(924)

Net cash used in financing activities	(54)	(65)	(9,718)	(973)
Effect of exchange rate changes on cash	386	755	(60)	1,925

Net (decrease) increase in cash	(5,609)	1,391	29,541	133
Cash and cash equivalents at beginning of period	133,040	98,617	97,890	99,875

Cash and cash equivalents at end of period	$127,431	$100,008	$127,431	$100,008

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP

Financial Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
GAAP net income	$3,826	$8,818	$29,474	$35,496
Stock-based compensation	1,416	(213)	4,304	2,990
Impairment and restructuring	(732)	999	(2,468)	999
Income tax effect of non-GAAP adjustments	(174)	(237)	(424)	(1,295)

Non-GAAP net income	$4,336	$9,367	$30,886	$38,190

GAAP diluted earnings per share	$0.16	$0.36	$1.22	$1.46
Effect of stock-based compensation, net of tax on diluted earnings per share	0.04	(0.00)	0.12	0.09
Effect of impairment and restructuring, net of tax on diluted earnings per share	(0.02)	0.02	(0.06)	0.02

Non-GAAP diluted earnings per share	$0.18	$0.38	$1.28	$1.57

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	24,044	24,332	24,101	24,325

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income and non-GAAP diluted earnings per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted earnings per share in calculating these non-GAAP financial measures, are as follows: (a) stock-based compensation expense; and (b) impairment and restructuring activities, including gains on sale of previously impaired assets. Management excludes these amounts when evaluating its core operating activities and for strategic decision making and forecasting of future results and believes that evaluating current performance, and excluding such items from MFLEX’s operations, provides investors with a more meaningful way of evaluating the Company’s current operating performance.

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